Exhibit 99.2

IN THE UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

UNITED STATES OF AMERICA,	)
Department of Justice Antitrust Division Washington, DC 20530,	) ) )
1401 H Street, N.W., Suite 4000)
)
Plaintiff	)
)
v.	)	Civil No.03C 2528
)
UPM-KYMMENE, OYJ Etelaasplanadi 2, PL 380 FIN-00101 Helsinki, Finland,	) ) ) )	Filed April 15, 2003 Judge Nordberg Magistrate Judge Mason
)
RAFLATAC, INC. 235 Cane Creek Road Fletcher, NC 28732,	) ) )
)
BEMIS COMPANY, INC.	)
222 South Ninth Street, Suite 2300 Minneapolis, MN 55402	) )
)
MORGAN ADHESIVES COMPANY 4560 Darrow Road Stow, OH 44224,	) ) )

Defendants.	)

VERIFIED COMPLAINT

The United States of America, acting under the direction of the Attorney General of the United States, brings this civil action to enjoin UPM-Kymmene Oyj (“UPM”) from acquiring Morgan Adhesives Company (“MACtac”), a wholly owned subsidiary of Bemis Company, Inc. (“Bemis”) and to enjoin any merger or other combination of MACtac and UPM’s subsidiary

Raflatac, Inc. (“Raflatac”), and alleges as follows:

1.    UPM, through Raflatac, and MACtac are leading producers of pressure sensitive labelstock (hereafter, “labelstock”) in North America. Labelstock is sold primarily to companies called label “converters” for use in making self adhesive, or pressure sensitive, labels for a broad range of consumer and commercial labeling applications. The two principal types of labeling applications are “variable information printing” (or “VIP”), where the information to be printed on the label will vary and be supplied by the end user (such as bar code labels and labels used for shipping packages), and “prime” labels used for product identification (such as labels on food and beverage containers). UPM and MACtac both produce such labelstock on a bulk basis, that is, at high volume production and low unit cost for high demand applications (in contrast to specialty labelstock produced at low volume for low demand applications).

2.    UPM and MACtac are the second and third largest North American producers of bulk labelstock used to make pressure sensitive paper labels for VIP and prime labeling applications. UPM, MACtac, and the largest North American labelstock producer (hereafter referenced as “the Leading Producer”) collectively account for over 70 percent of total sales of such labelstock in North America. UPM has been a particularly aggressive competitor, having made strategic commitments to substantially expand its North American labelstock sales. As a result of this vigorous competition, labelstock customers have enjoyed significantly lower prices and higher product and service quality than they would have otherwise received.

3.    UPM’s acquisition of MACtac would leave two large producers, UPM and the Leading Producer, in a position to lead jointly and to coordinate generally a lessening of competition in the production and sale of bulk labelstock used to make paper labels for VIP and prime labeling applications. Post-acquisition, the remaining smaller labelstock producers would have neither the capabilities nor incentives to prevent UPM and the Leading Producer from engaging in anticompetitive coordination. UPM and the Leading Producer have already attempted to limit competition between themselves, as reflected in written and oral communications to each other through high level executives regarding explicit anticompetitive understandings, although the extent to which these efforts have succeeded to date is not entirely clear to the United States at the present time.

4.    By acquiring MACtac, UPM would more than double its current North American labelstock sales, achieve its strategic growth objectives, and begin to approach parity with the Leading Producer in sales volume and market share. UPM would then have diminished incentives to compete for sales to the Leading Producer’s customers, because it would stand to lose proportionately more business than otherwise if the Leading Producer retaliated by competing for UPM customers, and it would instead have enhanced incentives to cooperate with the Leading Producer. The transaction thus would likely substantially lessen competition in North American markets for the production and sale of bulk labelstock used to make paper labels for VIP and prime labeling applications, leading to higher prices and lower quality products and services than purchasers of such labelstock would receive absent the transaction. Indeed, shortly after announcement of the transaction, MACtac’s CEO, whom UPM has chosen to manage UPM’s North American labelstock business after the transaction, advised a securities analyst that the transaction should bring pricing “discipline” to UPM; and senior UPM officials advised at least two labelstock customers about UPM plans to increase prices after the transaction. For all of these reasons, UPM’s acquisition of MACtac would violate Section 7 of the Clayton Act, 15 U.S.C. § 18, and the United States seeks an order permanently enjoining its consummation.

I.    JURISDICTION AND VENUE

5.    This action is filed by the United States under Section 15 of the Clayton Act, 15 U.S.C. § 25, to prevent and restrain the defendants from violating Section 7 of the Clayton Act, 15 U.S.C. § 18.

6.    UPM, Raflatac, Bemis, and MACtac are each engaged in interstate commerce and in activities substantially affecting interstate commerce. The Court has jurisdiction over this action pursuant to Section 15 of the Clayton Act, 15 U.S.C. § 25, and 28 U.S.C. §§ 1331, 1337.

7.    UPM, Raflatac, Bemis, and MACtac each transact business and are found in the Northern District of Illinois. UPM’s wholly owned subsidiary, UPM-Kymmene, Inc., maintains its principal office in this District, and transacts business in this District by, among other things, selling a number of lines of paper products to customers in this District. Raflatac transacts business in this District by, among other things, selling labelstock products to customers in this District. Bemis and MACtac transact business in this District by, among other things, selling flexible packaging and labelstock products to customers in this District. Venue is proper under 15 U.S.C. § 22 and 28 U.S.C. §§ 1391(c), 1391(d).

II.    THE DEFENDANTS AND THE TRANSACTION

8.    Bemis is a corporation organized and existing under the laws of Missouri. Bemis is engaged in two lines of business: the production and sale of pressure sensitive materials, through its MACtac subsidiary; and the production and sale of flexible packaging products, conducted through other Bemis operations. In 2002, Bemis reported total worldwide revenues of over $2.4 billion. MACtac, a wholly owned Bemis subsidiary organized and existing under the laws of Ohio, is one of the world’s leading suppliers of labelstock. In 2002, MACtac had total worldwide sales of $499 million. In North America, MACtac operates several labelstock production plants and had total labelstock sales of about $200 million in 2002.

9.    UPM is a corporation organized and existing under the laws of Finland and is one of the world’s largest producers of forestry and paper products. In 2002, UPM reported total worldwide revenues of over $10 billion. UPM produces and markets labelstock in North America through Raflatac, Inc., a wholly owned subsidiary corporation organized and existing under the laws of North Carolina. UPM produces and sells labelstock in Europe and other parts of the world through other subsidiary Raflatac companies. In 2002, UPM’s worldwide Raflatac operations had revenues of over $736 million, of which $123 million were from labelstock sales in North America.

10.    UPM also is a major producer of various types of paper used to produce labelstock (collectively known to the industry as “label papers”). UPM produces label papers both for the internal needs of its Raflatac labelstock operations and for sale to other labelstock producers. The Leading Producer, which is the largest manufacturer of labelstock in North America and the world, is also UPM’s largest external customer of label papers.

11.    On August 20, 2002, UPM and Bemis entered into a Stock Purchase Agreement pursuant to which UPM agreed to purchase MACtac for a cash price of about $420 million.

III.    THE RELEVANT MARKET

A.    Description of the Product

12.    UPM and MACtac produce labelstock and compete to sell labelstock primarily to label converters, for whom the product is the main material input for the production of pressure sensitive, or self-adhesive, labels. Pressure sensitive labels are peeled off a base material and applied to packages, documents, or other surfaces. With pressure sensitive labels, adhesion occurs by applying pressure, while other types of labels use adhesives that must be moistened or heat activated, or require application of a glue at the time of use.

13.    Labelstock is produced in large rolls of a multi-layer laminate consisting of a face material (the surface of the label on which information and/or decoration is printed); an adhesive (which fixes the label to the surface); a silicon layer or coating (which allows an easy release of the face material from the base material); and the base material (also called “release,” which protects the adhesive). Labelstock is produced with either paper or synthetic (plastic) film as the face material, and various types of permanent or removable adhesives may be used. As hereafter used in this Complaint, “paper labelstock” refers to labelstock produced with a paper face material, and “film labelstock” refers to labelstock produced with a film face material.

14.    Converters make pressure sensitive labels from labelstock by cutting it to desired sizes and shapes and adding printed text as needed by their customers. The great bulk of all labelstock production is converted into labels used for one of two general purposes — “variable information printing” (or “VIP”) and “prime.” VIP labels are blank or partially blank; the information to be printed on such a label is variable and is meant to be filled in by the user when the label is applied. Examples of VIP labels are labels used for printing bar codes, shipping labels, supermarket deli counter labels, and office supply labels. Prime labelstock is used to make labels for product identification and promotional labeling applications where the end user does not vary the information printed on the labels.

15.    Almost all paper labelstock sold for VIP applications, and the great majority of paper labelstock sold for prime labeling uses, are “bulk” materials in that they are substantially standardized products in widespread commercial usage and commonly sold for high demand and large volume applications. Producers manufacture bulk labelstock at high volumes to drive cost economies that enable them to achieve low unit production costs. In addition, some producers make “specialty” labelstock products for low demand application, such as labelstock made with face materials, colors, adhesives, or other construction or design elements that are not found in widespread commercial usage. Specialty labelstock products are made in small volumes and at relatively high unit production costs.

B.    Relevant Product Markets

16.    The relevant product markets affected by UPM’s proposed acquisition of MACtac are bulk paper labelstock used to make pressure sensitive VIP labels, for which total 2002 sales in North America were about $780 million, and bulk paper labelstock used to make pressure sensitive prime labels, for which total 2002 sales in North America were about $400 million.

17.    Since labelstock is sold primarily to converters who use it to make labels for their end-user customers, demand for labelstock among converters is driven by demand for labels among the end-users, which include individuals and businesses in all kinds of industries that need labels for shipping goods, supply chain management, and product labeling. While these customers can also use other labeling materials and technologies, they use pressure sensitive paper labeling in applications where it is the most cost-effective means of providing the desired labeling functionality and performance.

18.     A small but significant increase in the price of bulk paper labelstock for either VIP or prime labeling applications, with a resulting increase in the price of the paper made from such labelstock, would not cause a significant reduction in the usage of the paper labels in favor of any potential alternative labeling materials or technologies. One potential alternative, film labelstock, is substantially more expensive than paper labelstock on a price per unit basis. Absent any functional or performance considerations, paper labels are strongly favored over film because of the substantial cost advantage. Paper is also used in applications where it has functional or performance advantages over film—such as the ability of paper to be torn, its printability, or where it conveys the desired look, feel, or texture.

19.    Paper labels are used in the great majority of pressure sensitive VIP applications, where customers require a low cost labeling solution and do not need the performance features of film. While both paper and film are used in prime labeling applications, film labels are used only where its higher cost is justified by performance, functionality, or look and feel that paper cannot provide—for example, film is more durable and moisture resistant, it is more flexible, and it can provide a transparent look. However, film is not an effective constraint on pricing of paper labelstock for either VIP or prime labeling applications, because in neither case would an increase in paper label prices, caused by a small but significant increase in paper labelstock prices, lead to significant customer switching to film labeling.

20.    Non-pressure sensitive labeling technologies—such as gum labels, glue applied labels, non-adhesive shrink wrap film packaging, or direct printing of labeling text onto products or packages—also do not represent effective competitive constraints on prices for pressure sensitive paper labelstock. For a very substantial portion of VIP label usage, such non-pressure sensitive technologies simply are not close functional substitutes for pressure sensitive paper labels. Even in the minority of uses where a non-pressure sensitive labeling technology could potentially be a close functional substitute, replacing pressure sensitive paper labels with a non-

pressure sensitive labeling technology would entail significant switching costs, including expenditures to change label application equipment and increased product packaging or other operational costs. An increase in pressure sensitive paper label prices caused by a small but significant increase in labelstock prices would not cause significant customer switching to any non-pressure sensitive labeling technologies in either of the relevant markets.

C.    Relevant Geographic Market

21.    The relevant geographic market affected by the proposed transaction is North America (meaning the United States and Canada). UPM, MACtac, and other competitors sell to customers throughout North America, and without facing any significant competition from any foreign producers that do not have labelstock production capabilities in North America.

IV.    MARKET CONCENTRATION

22.    The relevant markets are highly concentrated and would become significantly more concentrated as a result of the proposed transaction. In the North American market for bulk paper labelstock produced and sold for VIP applications, the Leading Producer’s market share is approximately 50 percent, while MACtac and UPM each have shares of about 12 percent (based on 2002 data on unit sales volumes). Using a standard measure of market concentration called the “HHI” (defined and explained in Appendix A), the market is highly concentrated, with a pre-merger HHI of about 2960, the proposed transaction would increase HHI by about 290, and the post-merger HHI would be about 3250.

23.    In the North American market for bulk paper labelstock produced and sold for prime labeling applications, the Leading Producer’s market share is approximately 49 percent, MACtac’s share is about 12 percent, and UPM’s share is about 8 percent (based on 2002 data on unit sales volumes). The pre-merger HHI in this market is about 2800, the proposed transaction would increase HHI by about 190, and the post-merger HHI would be about 2990.

V.    ANTICOMPETITIVE EFFECTS

24.    Competition in the relevant labelstock markets has been driven by rivalry among UPM, MACtac, and the Leading Producer. Over the past few years, these three firms have made large investments to construct the industry’s newest and most efficient labelstock production plants. While UPM, MACtac, and the Leading Producer added substantial new production capacity, market demand for paper labelstock flattened, with only modest expectations for growth over the foreseeable future. MACtac, in particular, has a substantial amount of excess labelstock production capacity.

25.    UPM has been an aggressive and disruptive competitor. Until 2001, UPM did not produce labelstock in North America, but over many years had developed a small toehold market presence by importing labelstock produced by its plants in Europe. In 1999, UPM committed to expanding its North American market position to advance broader strategic objectives of becoming a major competitor in the global labelstock marketplace and supporting UPM’s growing production and sales of label papers used in making labelstock. Recognizing that it could not build a large enough North American labelstock business without having local production capabilities, UPM tried to acquire MACtac in early 1999, and when this effort failed, it committed to construction of a $56 million labelstock production plant in Fletcher, North Carolina. UPM has since competed aggressively to build its customer base and expand sales volume, leading or substantially contributing to market-wide erosion of prices and producer profitability. While customers of paper labelstock derived substantial benefit from this competition, MACtac’s president and CEO has testified that, from his vantage point, UPM’s aggressive pricing “ruined the industry.”

26.    Prior to entering into the proposed transaction, UPM set and pursued aggressive labelstock volume growth targets. With the transaction, however, the market will be left with just two firms, UPM and the Leading Producer, in positions of marketplace dominance and with significant incentives to engage in tacit or explicit competitive coordination rather than to compete vigorously against each other. The incentives and ability of UPM and the Leading Producer for coordination are enhanced by the existence of a longstanding strategic paper supply relationship between them. Over the past several years, the Leading Producer has become UPM’s largest customer of label papers, and UPM has become one of the Leading Producer’s largest suppliers. This supply relationship provides UPM and the Leading Producer with the motivations, opportunities, and means to coordinate on price, monitor adherence, punish cheating, and engage in side payments that can be hidden in label paper transactions.

27.    UPM and the Leading Producer have already sought to reach explicit understandings aimed at limiting competition between themselves, including discussions between high level executives of the two companies. In a June 2001 memo to the head of UPM’s labelstock business worldwide, the executive in charge of UPM’s North American operations noted that his organization did not regard the Leading Producer as the main competitor, but that it was trying to compete against MACtac and other labelstock suppliers.

28.    As UPM expanded its sales in North Ameican, other producers competed to defend their market shares and market-wide price erosion ensued. UPM and the Leading Producer were not able to avoid competing against each other in the marketplace, and the resulting competitive frictions strained the relationship between UPM and the Leading Producer at the highest corporate levels. In June 2001, in response to the Leading Producer’s complaints about UPM’s aggressively competitive behavior, a senior UPM executive who had overall operational responsibilities for both UPM’s labelstock and label papers businesses worldwide, wrote to a senior manager of the Leading Producer:

Raflatac management considers unjustified the blame that they are destroying the market . . . .   I think it is the role of the big players to be extremely careful to avoid major instability. I can assure you that our management have been reinstructed to fully commit to a balanced market development which will benefit both the customers and suppliers. Looking forward to meeting you the next time you are visiting Europe. [emphasis added]

29.    The competitive conflicts between UPM and the Leading Producer continued to escalate and further discussions took place between high level executives regarding the level of price competition between them. In September 2001, according to documented internal deliberations at UPM’s highest executive levels, UPM recognized the strategic value of appeasing the Leading Producer. The minutes of these deliberations identify the acquisition of MACtac as a possible course of action, which “[f]or [the Leading Producer] . . .   would be a clearly pleasant alternative.” Subsequently, while UPM and Bemis were in active negotiations over the proposed transaction, UPM sought to contain the competitive conflicts with the Leading Producer and to stabilize the price erosion then taking place. According to the minutes of an October 2, 2001, meeting among the members of the Raflatac Americas Management Board: “[The] Raflatac board dictates that we may follow a price decline but may not lead it. We need to gain market share on our quality and choices not price.” A Raflatac Monthly Report dated November 30, 2001 declared: “The good news is that [the Leading Producer] seems to have taken our signal not to go below $0.20/msi [a labelstock unit price].”

30.    After entering into the proposed transaction to acquire MACtac, UPM appears to have abandoned the aggressive volume growth targets that it had previously pursued. In each of the past two years, for example, UPM’s paper labelstock unit sales grew by more than 30 percent over the prior year, and its plans called for aggressive annual rates of growth over the following years. In contrast to such aggressive growth, UPM has advised the United States, in a letter from UPM counsel dated October 9, 2002, that it now “projects no increases in sales growth or market share in North America for 2003 apart from those associated with the MACtac acquisition.”

VII.    ABSENCE OF COUNTERVAILING FACTORS

31.    everal smaller competitors produce paper labelstock. Over the past few years, however, these small competitors, have increasingly focused on the production of specialty labelstock and away from the production of bulk paper labelstock, and would not constrain the competitive harm resulting from UPM’s acquisition of MACtac in either of the relevant markets. After the transaction, UPM and the Leading Producer together would control over 70 percent of all North American sales in the relevant markets, with the remaining sales dispersed among these small producers. Whether viewed collectively or individually, these small producers face capacity limitations that would constrain them from significantly expanding sales in response to a post-merger price increase. In addition, these small firms produce labelstock with smaller, slower, and less efficient production equipment than the leading producers, and are therefore competitively constrained by production cost disadvantages; they face materials cost disadvantages owing to their smaller scale of operations; and they variously suffer from significant distributional and marketing disadvantages and financial weaknesses in comparison to UPM, MACtac, and the Leading Producer. In order to improve their own profit margins, these competitors would likely follow a post-merger price increase led by UPM and the Leading Producer rather than defeat the increase by expanding their sales.

32.    The potential for new entry into either of the relevant markets is extremely limited and would not mitigate the competitive harm from the proposed transaction. Entry is difficult, time-consuming, and financially costly and risky. Apart from the time and costs of building a production plant, entry would be discouraged by current and foreseeable excess capacity conditions brought about largely by the capacity additions of UPM and MACtac.

33.    Expansion of capacity by any of the existing small competitors also would be difficult, time-consuming, and an unlikely response to a post-merger price increase. In this regard, it has taken substantial time and effort for MACtac, a highly experienced producer of labelstock, to add new capacity to its existing production base. MACtac has expended several months to a year to install new labelstock production lines, and then another several months to a year of pre-production work before the new lines have been able to produce commercially acceptable material at production volumes on a cost effective basis.

34.    A small number of firms that currently produce film labelstock, but not paper labelstock, in North America could in theory use their existing production plants to begin competing in the relevant markets. However, because film labelstock margins are significantly higher than margins for bulk paper labelstock, film labelstock producers would not find it profitable to divert capacity to produce bulk paper labelstock. Moreover, because the capacities of these producers are optimized in terms of production process and scale to produce film labelstock, they are not cost-effective platforms for competing in either of the relevant markets. Entry for these firms would thus require substantial investments in time and capital for the construction of dedicated paper labelstock production capabilities.

VIII.    VIOLATION ALLEGED

35.    The United States hereby incorporates paragraphs 1 through 34.

36.    UPM’s acquisition of MACtac would likely substantially lessen competition in the production and sale of bulk paper labelstock used to make pressure sensitive VIP and prime labels in North American, in violation of Section 7 of the Clayton Act, 15 U.S.C. § 18. The transaction would likely have the following effects, among others:

(a)  actual and potential competition between UPM and MACtac in the development, production, and sale of such labelstock in North America would be eliminated;

(b)  actual and potential competition between UPM and the Leading Producer in the development, production, and sale of such labelstock in North America would be eliminated or substantially lessened;

(c)  competition generally in the development, production, and sale of such labelstock in North America would be eliminated or substantially lessened;

(d)  prices for such labelstock in North America would likely increase to levels above those that would prevail absent the merger; and

(e)  innovation and quality of such labelstock products and services in North America would likely decrease to levels below those that would prevail absent the merger.

PRAYER FOR RELIEF

The United States requests:

1.    That the proposed acquisition be adjudged to violate Section 7 of the Clayton Act, 15 U.S.C. § 18;

2.    That the defendants be permanently enjoined and restrained from carrying out the Stock Purchase Agreement between UPM and Bemis dated August 20, 2002, or from entering into or carrying out any agreement, understanding, or plan by which UPM would merge with or acquire MACtac, its capital stock, or any of its assets;

3.    That the United States be awarded costs of this action; and

4.    That the United States have such other relief as the Court may deem just and proper.

Respectfully submitted,

/s/	/s/
R. Hewitt Pate Acting Assistant Attorney General /s/ Constance K. Robinson Director of Operations /s/ Mark Botti, Chief John Read, Assistant Chief Litigation I Section

Claude F. Scott, Jr.

Weeun Wang

Steven Kramer

Karl D. Knutsen

Michael Spector

Michael Bishop

Ihan Kim

Trial Attorneys

U.S. Department of Justice

Antitrust Division

Litigation I Section

1401 H Street, NW, Suite 4000

Washington, D.C. 20530

/s/	/s/
Patrick J. Fitzgerald United States Attorney Northern District of Illinois by Linda Wawzenski Assistant United States Attorney	Carla Stern Trial Attorney U.S. Department of Justice Antitrust Division 209 South LaSalle Street, Suite 600 Chicago, IL 60604

DATED:

APPENDIX A

HERFINDAHL-HIRSCHMAN INDEX CALCULATIONS

“HHI” means the Herfindahl-Hirschman Index, a commonly accepted measure of market concentration. It is calculated by squaring the market share of each firm competing in the market and then summing the resulting numbers. For example, for a market consisting of four firms with shares of thirty, thirty, twenty, and twenty percent, the HHI is 2600 (302 + 302 + 202 + 202 = 2600). The HHI takes into account the relative size and distribution of the firms in a market and approaches zero when a market consists of a large number of firms of relatively equal size. The HHI increases both as the number of firms in the market decreases and as the disparity in size between those firms increases.

Markets in which the HHI is between 1000 and 1800 points are considered to be moderately concentrated, and those in which the HHI is in excess of 1800 points are considered to be highly concentrated. Transactions that increase the HHI by more than 100 points in highly concentrated markets presumptively raise antitrust concerns under the Horizontal Merger Guidelines issued by the U.S. Department of Justice and the Federal Trade Commission. See Merger Guidelines § 1.51.

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